Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Sabina Haskell
(802) 658-7351
shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2013 THIRD QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $24.4 million for the quarter and $92.1 million year-to-date

•	Adjusted EBITDA[1] of $67.5 million for the quarter and $197.8 million year-to-date

•	Capital expenditures of $33.8 million for the quarter and $91.1 million year-to-date

•	Net loss of $9.0 million for the quarter and $99.6 million year-to-date[2]

•	Management reaffirms guidance for Adjusted EBITDA and Unlevered Free Cash Flow for fiscal year 2013

Charlotte, N.C. (November 4, 2013) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the third quarter ended September 30, 2013. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (ET) on Tuesday, November 5, 2013.

“Revenue growth, expense control and disciplined use of capital led to third quarter results that exceeded our expectations,” said CEO Paul H. Sunu. “We saw solid performance in our growth products such as Ethernet and we continue to manage the decline in our legacy voice revenue. This is the third consecutive quarter with stable revenues, which provides further evidence we have entered a period of revenue stabilization. We remain focused on generating sustainable free cash flow to create long-term value for our shareholders.”

Operating Highlights

FairPoint continued the positive momentum in its growth-oriented services. The Company expects revenue growth in business, advanced data services such as Ethernet, high-capacity data transport and other IP-based services along with broadband services to initially offset and then exceed the losses expected from the Company's legacy access products like residential voice. FairPoint has continued to invest in its broadband network to increase capacity, broaden its reach and offer more competitive services. In the third quarter, data and Internet services revenue grew 12.9% versus a year ago as products like FairPoint's retail Ethernet service offerings continued to attract new customers. Data and Internet services revenue increased 3.7% sequentially in the third quarter, which is an increase for the third consecutive quarter.

Ethernet services contributed approximately $16.4 million of revenue in the third quarter of 2013 as compared to $11.5 million a year ago, as retail and wholesale Ethernet circuits grew 57.8% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net loss are contained in the attachments to this press release.
2 Net loss reflects a decrease in depreciation and amortization primarily due to a benefit from an update to the estimated lives of certain asset categories.

Broadband subscribers, pro forma for divestitures, grew 3.0% year-over-year. FairPoint added more than 9,000 broadband subscribers during the last 12 months, as penetration reached 36.9% of the Company's voice access lines at September 30, 2013. Broadband subscribers decreased quarter-over-quarter primarily due to proactive efforts to improve the credit profile of subscribers.  This ongoing effort is in line with the Company's initiative to improve the quality of revenue and is expected to increase productivity and reduce collection costs.

Voice access lines, pro forma for divestitures, declined 7.3% year-over-year as compared to 7.7% a year ago. The improvement was driven by a slowdown in the rate of loss in business voice and wholesale access lines.

As of September 30, 2013, FairPoint had 3,182 employees, a decrease of 6.4% versus a year ago. Headcount declined by 73 employees, or 2.2%, in the third quarter of 2013 compared to the second quarter of 2013 due in part to the completion of a previously announced workforce reduction.

Financial Highlights

Third Quarter 2013 as compared to Second Quarter 2013

Revenue increased $1.5 million during the third quarter of 2013 to $236.0 million. Data and Internet services revenue increased $1.5 million as retail Ethernet circuits grew. Access revenues increased approximately $1 million as the Company saw continued strength in its wholesale Ethernet business as well as decreased service quality penalties, offset by decreased special access revenue driven by the exit from the National Exchange Carrier Association ("NECA") pool discussed in the second quarter. Selective price increases and revenue assurance activities in the quarter contributed to the smallest decline in voice services in the last four quarters.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $168.8 million in the third quarter of 2013 compared to $168.6 million in the second quarter of 2013.

Adjusted EBITDA was $67.5 million in the third quarter of 2013 as compared to $66.4 million in the second quarter of 2013. The increase is primarily due to increased revenue.

Capital expenditures were $33.8 million in the third quarter of 2013 as compared to $27.4 million in the second quarter of 2013. The increase was primarily due to work on the Maine NG 911 project.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for other post-employment benefits (“OPEB”), was $24.4 million in the third quarter of 2013 as compared to $34.8 million in the second quarter of 2013. Unlevered Free Cash Flow was lower in the third quarter of 2013 due to higher capital expenditures and pension contributions partially offset by higher Adjusted EBITDA.

Net loss was $9.0 million in the third quarter of 2013 as compared to a net loss of $43.1 million in the second quarter of 2013. The change was due primarily to a $36.6 million decline in total unadjusted operating expenses, which includes a reduction of $31.6 million in depreciation and amortization expense, partially offset by a lower income tax benefit of $4.6 million. Lower depreciation and amortization expense reflects a benefit from an update to the estimated lives of certain asset categories made in the third quarter of 2013.

Cash was $24.7 million as of September 30, 2013, as compared to $27.0 million as of June 30, 2013. The decrease is primarily due to the semi-annual bond interest payment of $13.2 million made in the third quarter. The Company generally sees its largest cash outflow during the third quarter due to the timing of capital expenditures, operating taxes and pension contributions. Total gross debt outstanding was $936.8 million as of September 30, 2013, after taking into consideration the regularly scheduled principal payment of $1.6 million on the term loan made during the third quarter of 2013, as compared to $938.4 million as of June 30, 2013. The Company's $75.0 million revolving credit facility is undrawn, with $59.1 million available for borrowing after applying $15.9 million for outstanding letters of credit.

Third Quarter 2013 as compared to Third Quarter 2012

Revenue was $236.0 million in the third quarter of 2013 as compared to $242.1 million a year earlier. Adjusting for the impact of the sale of the Idaho-based operations on January 31, 2013, revenue declined $4.1 million versus a year earlier. The change was due primarily to a decline in voice services and access revenues, which was partially offset by growth in data and Internet services revenue. The loss of voice access lines versus a year ago led to a decrease in voice services revenue, while a decline in switched access minutes of use led to lower switched access revenue. In addition, customers continued to migrate from legacy access products such as DS1, DS3, frame relay and private line to wholesale Ethernet-based products, which tend to have lower average revenue per unit.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $168.8 million in the third quarter of 2013 as compared to $173.0 million a year earlier. The decrease was primarily the result of lower direct cost of services and operating taxes, partially offset by increased employee costs, including lower capitalized labor. Although FairPoint has reduced its workforce, wages and benefits per employee were higher in the third quarter of 2013 compared to the third quarter of 2012. In addition, labor intensive capital projects were also lower in fiscal year 2013 resulting in a reduction of capitalized labor and a corresponding increase in operating expenses.

Adjusted EBITDA was $67.5 million in the third quarter of 2013 as compared to $69.2 million a year earlier. The slight decrease is due to lower revenue offset by operating cost savings.

Capital expenditures were $33.8 million in the third quarter of 2013 as compared to $37.7 million a year earlier. The decrease year-over-year was due primarily to regulatory build-out requirements in fiscal year 2012.

Unlevered Free Cash Flow of $24.4 million in the third quarter of 2013 increased slightly compared to the $23.5 million a year earlier. The increase was due primarily to lower capital expenditures offset by lower Adjusted EBITDA and larger pension contributions in the third quarter of 2013.

Net loss was $9.0 million in the third quarter of 2013 as compared to a net loss of $37.3 million in the third quarter of 2012. The change was due primarily to lower depreciation expense due to updated longer lives on certain of the Company's fixed assets offset by a combination of lower revenue and increased interest expense.

2013 Guidance

FairPoint's fiscal year 2013 Adjusted EBITDA and Unlevered Free Cash Flow guidance remains unchanged.

The Company expects to generate $100 million to $110 million of Unlevered Free Cash Flow in 2013. In addition, Adjusted EBITDA is expected to be $255 million to $265 million, capital expenditures are expected to be approximately $130 million, pension contributions are expected to be approximately $22 million ($13.2 million contributed through September 30, 2013) while cash OPEB payments are expected to be approximately $5 million. Compared to second quarter guidance, the Company's planned increase in pension contributions is forecasted to be offset by decreased capital expenditures yielding no change to Adjusted EBITDA and Unlevered Free Cash Flow expectations. Pension contributions are expected to be $28 million to $30 million for 2014.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2013, which will be filed with the SEC no later than November 11, 2013. The Company's results for the quarter ended September 30, 2013 are subject to the completion of the quarterly report.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter 2013 results at 8:30 a.m. (ET) on Tuesday, November 5, 2013.

Participants should call (877) 474-9504 (US/Canada) or (857) 244-7557 (international) at 8:20 a.m. (ET) and enter the passcode 79096020 when prompted. The title of the call is the Q3 2013 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 85550698 when prompted. The recording will be available from Tuesday, November 5, 2013, at 12:30 p.m. (ET) through Tuesday, November 12, 2013, at 11:59 p.m. (ET).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension contributions and OPEB payments and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 17 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers Internet services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the

Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	3Q13	2Q13	1Q13	4Q12	3Q12	YTD 3Q13	YTD 3Q12
Summary Income Statement:
Revenue:
Voice services	$101,272	$101,660	$103,717	$108,487	$111,337	$306,649	$337,639
Access	80,182	79,235	81,632	82,476	82,015	241,049	253,524
Data and Internet services	41,550	40,054	38,174	36,668	36,793	119,778	106,243
Other services	12,985	13,551	11,946	12,039	11,907	38,482	36,573
Total revenue	235,989	234,500	235,469	239,670	242,052	705,958	733,979
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	187,166	192,246	205,497	194,692	186,417	584,909	587,992
Depreciation and amortization	52,877	84,523	91,433	99,845	89,782	228,833	276,769
Reorganization (income) expense (post-emergence)	(229)	(398)	(163)	377	172	(790)	(4,043)
Total operating expenses	239,814	276,371	296,767	294,914	276,371	812,952	860,718
Loss from operations	(3,825)	(41,871)	(61,298)	(55,244)	(34,319)	(106,994)	(126,739)
Other income (expense):
Interest expense	(20,304)	(20,097)	(18,002)	(16,608)	(16,991)	(58,403)	(51,002)
Loss on debt refinancing	—	—	(6,787)	—	—	(6,787)	—
Other income (expense), net	951	10	425	14	548	1,386	725
Total other expense	(19,353)	(20,087)	(24,364)	(16,594)	(16,443)	(63,804)	(50,277)
Loss from continuing operations before income taxes	(23,178)	(61,958)	(85,662)	(71,838)	(50,762)	(170,798)	(177,016)
Income tax benefit	14,218	18,850	28,133	39,658	13,433	61,201	55,902
Net loss from continuing operations	(8,960)	(43,108)	(57,529)	(32,180)	(37,329)	(109,597)	(121,114)
Gain on sale of discontinued operations	—	—	10,044	—	—	10,044	—
Net loss	$(8,960)	$(43,108)	$(47,485)	$(32,180)	$(37,329)	$(99,553)	$(121,114)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Loss:
Net loss	$(8,960)	$(43,108)	$(47,485)	$(32,180)	$(37,329)	$(99,553)	$(121,114)
Income tax benefit	(14,218)	(18,850)	(28,133)	(39,658)	(13,433)	(61,201)	(55,902)
Interest expense	20,304	20,097	18,002	16,608	16,991	58,403	51,002
Depreciation and amortization	52,877	84,523	91,433	99,845	89,782	228,833	276,769
Pension expense (1a)	6,357	6,980	5,884	4,005	4,166	19,221	13,804
OPEB expense (1a)	11,973	15,247	15,076	11,899	11,729	42,296	38,976
Compensated absences (1b)	(4,367)	(3,048)	11,122	(3,925)	(4,490)	3,707	4,254
Severance	3,537	3,430	698	938	592	7,665	5,442
Restructuring costs (1c)	70	101	17	258	338	188	1,077
Storm expenses (1d)	—	—	—	3,000	—	—	—
Other non-cash items, net (1e)	426	351	826	2,068	1,211	1,603	1,450
Gain on sale of assets	(956)	207	(10,044)	—	—	(10,793)	—
Early debt payment expenses	—	—	6,787	—	—	6,787	—
All other allowed adjustments, net (1f)	466	507	(314)	(288)	(358)	659	(387)
Adjusted EBITDA	$67,509	$66,437	$63,869	$62,570	$69,199	$197,815	$215,371
Adjusted EBITDA margin	28.6%	28.3%	27.1%	26.1%	28.6%	28.0%	29.3%
Pension contributions	$(8,519)	$(3,527)	$—	$—	$(7,344)	$(12,046)	$(17,850)
OPEB payments	(786)	(726)	(1,020)	(1,125)	(656)	(2,532)	(2,058)
Capital expenditures	(33,768)	(27,413)	(29,910)	(49,070)	(37,669)	(91,091)	(95,996)
Unlevered Free Cash Flow	$24,436	$34,771	$32,939	$12,375	$23,530	$92,146	$99,467

	3Q13	2Q13	1Q13	4Q12	3Q12	YTD 3Q13	YTD 3Q12
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$235,989	$234,500	$235,469	$239,670	$242,052	$705,958	$733,979
Storm expenses (1d)	—	—	—	812	—	—	—
Adjusted total revenue	$235,989	$234,500	$235,469	$240,482	$242,052	$705,958	$733,979
Operating expenses, excluding depreciation, amortization and reorganization	$187,166	$192,246	$205,497	$194,692	$186,417	$584,909	$587,992
Pension expense (1a)	(6,357)	(6,980)	(5,884)	(4,005)	(4,166)	(19,221)	(13,804)
OPEB expense (1a)	(11,973)	(15,247)	(15,076)	(11,899)	(11,729)	(42,296)	(38,976)
Compensated Absences (1b)	4,367	3,048	(11,122)	3,925	4,490	(3,707)	(4,254)
Severance	(3,537)	(3,430)	(698)	(938)	(592)	(7,665)	(5,442)
Storm expenses (1d)	—	—	—	(2,188)	—	—	—
Other non-cash items, net (1e)	(394)	(493)	(937)	(1,793)	(1,402)	(1,824)	(1,843)
All other allowed adjustments, net (1f)	(493)	(581)	—	—	—	(1,074)	—
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$168,779	$168,563	$171,780	$177,794	$173,018	$509,122	$523,673
Adjusted operating expenses margin	71.5%	71.9%	73.0%	74.2%	71.5%	72.1%	71.3%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$67,210	$65,937	$63,689	$62,688	$69,034	$196,836	$210,306
Adjusted income from continuing operations margin	28.5%	28.1%	27.0%	26.2%	28.5%	27.9%	28.7%
Reversal of certain bankruptcy claims	299	500	180	(118)	165	979	5,065
Adjusted EBITDA	$67,509	$66,437	$63,869	$62,570	$69,199	$197,815	$215,371
Adjusted EBITDA margin	28.6%	28.3%	27.1%	26.1%	28.6%	28.0%	29.3%

Select Operating and Financial Metrics:
Residential access lines (2)	542,238	556,584	568,594	584,211	599,995	542,238	599,995
Business access lines (2)	292,937	294,183	294,353	295,134	298,055	292,937	298,055
Wholesale access lines (3)	60,315	61,911	63,068	65,641	67,886	60,315	67,886
Total switched access lines (2)	895,490	912,678	926,015	944,986	965,936	895,490	965,936
% change y-o-y	(7.3)%	(7.5)%	(7.8)%	(7.7)%	(7.7)%	(7.3)%	(7.7)%
% change q-o-q	(1.9)%	(1.4)%	(2.0)%	(2.2)%	(2.1)%	N/A	N/A

Broadband subscribers (2) (4)	330,698	332,620	330,082	324,977	321,102	330,698	321,102
% change y-o-y	3.0%	4.2%	4.1%	3.9%	3.3%	3.0%	3.3%
% change q-o-q	(0.6)%	0.8%	1.6%	1.2%	0.6%	N/A	N/A
penetration of access lines	36.9%	36.4%	35.6%	34.4%	33.2%	36.9%	33.2%

Access line equivalents (2)	1,226,188	1,245,298	1,256,097	1,269,963	1,287,038	1,226,188	1,287,038
% change y-o-y	(4.7)%	(4.6)%	(4.9)%	(5.0)%	(5.2)%	(4.7)%	(5.2)%
% change q-o-q	(1.5)%	(0.9)%	(1.1)%	(1.3)%	(1.4)%	N/A	N/A

Retail Ethernet	4,241	3,857	3,532	3,192	2,826	4,241	2,826
Wholesale Ethernet	4,257	3,374	2,933	2,753	2,561	4,257	2,561
Ethernet Circuits	8,498	7,231	6,465	5,945	5,387	8,498	5,387
% change y-o-y	57.8%	49.2%	44.9%	N/A	N/A	57.8%	N/A
% change q-o-q	17.5%	11.8%	8.7%	10.4%	11.2%	N/A	N/A

Employee Headcount	3,182	3,255	3,321	3,369	3,398	3,182	3,398
% change y-o-y	(6.4)%	(4.5)%	(3.9)%	(4.9)%	(7.9)%	(6.4)%	(7.9)%

(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the restructuring, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) Access and subscriber lines are presented pro forma for the divestiture of our Idaho-based operations and pay phone operations in our northern New England footprint.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2013 and December 31, 2012
(in thousands, except share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets:
Cash	$24,740	$23,203
Restricted cash	1,688	6,818
Accounts receivable (net of $13.9 million and $18.9 million allowance for doubtful accounts, respectively)	89,264	86,999
Prepaid expenses	25,512	20,128
Other current assets	3,318	4,219
Deferred income tax, net	16,257	16,376
Assets held for sale	—	12,549
Total current assets	160,779	170,292
Property, plant and equipment (net of $850.9 million and $642.1 million accumulated depreciation, respectively)	1,311,197	1,438,309
Intangible assets (net of $29.9 million and $21.6 million accumulated amortization, respectively)	108,640	116,992
Debt issue costs, net	7,378	1,111
Restricted cash	651	651
Other assets	3,983	5,006
Total assets	$1,592,628	$1,732,361

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$6,400	$10,000
Current portion of capital lease obligations	1,396	1,220
Accounts payable	51,456	57,832
Claims payable and estimated claims accrual	256	1,282
Accrued interest payable	3,417	176
Other accrued liabilities	67,822	72,036
Liabilities held for sale	—	407
Total current liabilities	130,747	142,953
Capital lease obligations	825	1,470
Accrued pension obligations	209,041	203,537
Accrued post-retirement healthcare obligations	656,352	616,379
Deferred income taxes	71,153	127,361
Other long-term liabilities	18,606	11,474
Long-term debt, net of current portion	912,630	947,000
Total long-term liabilities	1,868,607	1,907,221
Total liabilities	1,999,354	2,050,174
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,478,175 and 26,288,998 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	264	262
Additional paid-in capital	510,728	506,153
Retained deficit	(667,792)	(568,239)
Accumulated other comprehensive loss	(249,926)	(255,989)
Total stockholders’ deficit	(406,726)	(317,813)
Total liabilities and stockholders’ deficit	$1,592,628	$1,732,361

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$235,989	$242,052	$705,958	$733,979
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	107,646	105,502	332,420	330,937
Selling, general and administrative expense, excluding depreciation and amortization	79,520	80,915	252,489	257,055
Depreciation and amortization	52,877	89,782	228,833	276,769
Reorganization related expense (income)	(229)	172	(790)	(4,043)
Total operating expenses	239,814	276,371	812,952	860,718
Loss from operations	(3,825)	(34,319)	(106,994)	(126,739)
Interest expense	(20,304)	(16,991)	(58,403)	(51,002)
Loss on debt refinancing	—	—	(6,787)	—
Other income	951	548	1,386	725
Loss from continuing operations before income taxes	(23,178)	(50,762)	(170,798)	(177,016)
Income tax benefit	14,218	13,433	61,201	55,902
Loss from continuing operations	(8,960)	(37,329)	(109,597)	(121,114)
Gain on sale of discontinued operations, net of taxes	—	—	10,044	—
Net loss	$(8,960)	$(37,329)	$(99,553)	$(121,114)

(Loss) earnings per share, basic:
Continuing operations	$(0.34)	$(1.44)	$(4.18)	$(4.66)
Discontinued operations	—	—	0.38	—
Loss per share, basic	$(0.34)	$(1.44)	$(3.80)	$(4.66)

(Loss) earnings per share, diluted:
Continuing operations	$(0.34)	$(1.44)	$(4.18)	$(4.66)
Discontinued operations	—	—	0.38	—
Loss per share, diluted	$(0.34)	$(1.44)	$(3.80)	$(4.66)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2013 and 2012
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(99,553)	$(121,114)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(55,472)	(56,743)
Provision for uncollectible revenue	6,665	2,951
Depreciation and amortization	228,833	276,769
Post-retirement healthcare	39,936	36,919
Qualified pension	7,175	(4,047)
Gain on sale of business	(16,910)	—
Loss on debt refinancing	6,787	—
Other non-cash items	3,605	1,497
Changes in assets and liabilities arising from operations:
Accounts receivable	(9,002)	(861)
Prepaid and other assets	(5,443)	(2,937)
Restricted cash	4,554	(7,796)
Accounts payable and accrued liabilities	(10,664)	732
Accrued interest payable	3,241	162
Other assets and liabilities, net	11,287	(2,082)
Reorganization adjustments:
Non-cash reorganization income	(980)	(5,119)
Claims payable and estimated claims accrual	(46)	(8,803)
Restricted cash - cash claims reserve	577	20,291
Total adjustments	214,143	250,933
Net cash provided by operating activities	114,590	129,819
Cash flows from investing activities:
Net capital additions	(91,091)	(95,996)
Proceeds from sale of business	30,452	—
Distributions from investments	1,296	634
Net cash used in investing activities	(59,343)	(95,362)
Cash flows from financing activities:
Refinancing costs	(13,217)	—
Proceeds from issuance of long-term debt	920,590	—
Repayments of long-term debt	(960,200)	(30,000)
Restricted cash	—	1,158
Proceeds from exercise of stock options	53	53
Repayment of capital lease obligations	(936)	(938)
Net cash used in financing activities	(53,710)	(29,727)
Net change	1,537	4,730
Cash, beginning of period	23,203	17,350
Cash, end of period	$24,740	$22,080
Supplemental disclosure of cash flow information:
Reorganization costs paid	$324	$621
Non-cash settlement of claims payable	$—	$7,668